Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of China Soaring, Inc., on Form SB-2 of our report dated September 28, 2007 for China Soaring, Inc. We also consent to the reference to us under the heading “Experts” in this registration statement.

MALONE & BAILEY, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

November 15, 2007